Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-97415) on Form S-8 of National Beverage Corp. of our report dated June 26, 2024, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting (on which our report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of National Beverage Corp. for the year ended April 27, 2024.

/s/ RSM US LLP

Fort Lauderdale, Florida

June 26, 2024